Exhibit 10.2
RESTRICTED STOCK AGREEMENT
UNDER THE
AMENDED AND RESTATED 2024 EQUITY INCENTIVE PLAN OF LUMEN TECHNOLOGIES, INC.
(Grants to Outside Directors)
Section A – AWARD DETAILS

Award Recipient: [________]
Effective Date: [________]
Total RSAs Granted: [________]
Vest Date: [________]

This RESTRICTED STOCK AGREEMENT (this “Agreement”) is entered into as of the Effective Date specified in Section A above, by and between Lumen Technologies, Inc. (“Lumen”) and the Award Recipient.
WHEREAS, Lumen maintains the Amended and Restated 2024 Equity Incentive Plan of Lumen Technologies, Inc. (the “Plan”), under which the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of Lumen (the “Board”) may, among other things, grant restricted shares of Lumen’s common stock, (the “Common Stock”), to outside directors of Lumen, subject to certain restrictions in the Plan and to such other terms, conditions, or restrictions as it may deem appropriate; and
WHEREAS, pursuant to the Plan, the Committee has awarded to the Award Recipient restricted shares of Common Stock on the terms and conditions specified below;
NOW, THEREFORE, the parties agree as follows:
1.AWARD OF SHARES
Upon the terms and conditions of the Plan and this Agreement, Lumen as of the date of this Agreement hereby awards to the Award Recipient the total number of restricted shares of Common Stock specified in Section A above (the “Restricted Stock”) that vest, subject to Sections 2, 3, and 4 hereof, on the Vest Date specified in Section A.
2.AWARD RESTRICTIONS
Section 2.1In addition to the conditions and restrictions provided in the Plan, neither the shares of Restricted Stock nor the right to vote the Restricted Stock, to receive accrued dividends thereon or to enjoy any other rights or interests thereunder or hereunder may be sold, assigned, donated, transferred, exchanged, pledged, hypothecated, or otherwise encumbered prior to vesting. Subject to the restrictions on transfer provided in this Section 2.1, the Award Recipient shall be entitled to all rights of a shareholder of Lumen with respect to the Restricted Stock, including the right to vote the shares. All dividends and other distributions relating to the
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Restricted Stock will accrue when declared and be paid to the Award Recipient only upon the vesting of the Restricted Stock.
Section 2.2To the extent the shares of Restricted Stock have not already vested in accordance with Section 1 above, all of the shares of Restricted Stock shall vest and all restrictions set forth in Section 2.1 shall lapse on the earlier of:
(a)the date on which the Award Recipient’s service on the Board terminates as a result of (i) death, (ii) disability within the meaning of Section 22(e)(3) of the Internal Revenue Code, (iii) the ineligibility to stand for re-election due to Lumen’s mandatory retirement policy, or (iv) the failure to re-nominate or reelect the Award Recipient to another term of office, provided that the Award Recipient is willing and able to serve such additional term;
(b)the date, if any, that the Committee elects, in its sole discretion, to accelerate the vesting of such unvested Restricted Stock in the case of retirement from the Board of the Award Recipient on or after attaining the age of 55 with at least six full years of prior service on the Board; or
(c)the occurrence of a Change of Control of Lumen, as described in Section 12 of the Plan.
3.TERMINATION OF BOARD SERVICE
Except as otherwise provided in Section 2 above, termination of the Award Recipient’s service on the Board for any reason shall automatically result in the termination and forfeiture of all unvested Restricted Stock.
4.FORFEITURE OF AWARD
Section 4.1If, at any time during the Award Recipient’s tenure as a director of the Company or within 18 months after termination of such tenure, the Award Recipient engages in any activity in competition with any activity of Lumen or its subsidiaries (collectively, the “Company”), or inimical, contrary, or harmful to the interests of the Company, including but not limited to: (a) conduct relating to the Award Recipient’s service on the Board for which either criminal or civil penalties against the Award Recipient may be sought; (b) conduct or activity that results in removal of the Award Recipient from the Board for cause; (c) violation of the Company’s policies, including, without limitation, the Company’s insider trading, ethics and compliance policies and programs; (d) participating in the public reporting of any financial or operating result that was impacted by the participant’s knowing or intentional fraudulent or illegal conduct; (e) accepting employment after the date hereof with, acquiring a 5% or more equity or participation interest in, serving as a consultant, advisor, director, or agent of, directly or indirectly soliciting or recruiting any officer of the Company who was employed at any time during the Award Recipient’s service on the Board, or otherwise assisting in any other capacity or manner any company or enterprise that is directly or indirectly in competition with or acting against the interests of the Company or any of its lines of business (a “competitor”), except for (i) any employment, investment, service, assistance, or other activity that is undertaken at the request or with the written permission of the Board or (ii) any assistance of a competitor that is provided in the ordinary course of the Award Recipient engaging in his or her principal occupation in the good faith and reasonable belief that such assistance will neither harm the Company’s interests in any substantial manner nor violate any of the Award Recipient’s duties or responsibilities under the Company’s policies or applicable law; (f) disclosing or misusing any confidential information or material concerning the Company; (g) engaging in, promoting,
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assisting, or otherwise participating in a hostile takeover attempt of the Company or any other transaction or proxy contest that could reasonably be expected to result in a Change of Control (as defined in the Plan) not approved by the Board; or (h) making any statement or disclosing any information to any customers, suppliers, lessors, lessees, licensors, licensees, regulators, employees, or others with whom the Company engages in business that is defamatory or derogatory with respect to the business, operations, technology, management, or other employees of the Company, or taking any other action that could reasonably be expected to injure the Company in its business relationships with any of the foregoing parties or result in any other detrimental effect on the Company, then (1) all unvested shares of Restricted Stock granted hereunder shall automatically terminate and be forfeited effective on the date on which the Award Recipient first engages in such activity and (2) all shares of Common Stock acquired by the Award Recipient upon vesting of the Restricted Stock hereunder after the date that precedes by one year the date on which the Award Recipient’s tenure as a director of the Company terminated or the date the Award Recipient first engaged in such activity if no such termination occurs (or other securities into which such shares have been converted or exchanged) shall be returned to the Company or, if no longer held by the Award Recipient, the Award Recipient shall pay to the Company, without interest, all cash, securities, or other assets received by the Award Recipient upon the sale or transfer of such stock or securities.
Section 4.2If the Award Recipient owes any amount to the Company under Section 4.1 above, the Award Recipient acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct such amount from any amounts the Company owes the Award Recipient from time to time for any reason (including without limitation amounts owed to the Award Recipient as directors fees, reimbursements, retirement payments, or other compensation or benefits). Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Award Recipient owes it, the Award Recipient hereby agrees to pay immediately the unpaid balance to the Company.
Section 4.3The Award Recipient may be released from the Award Recipient’s obligations under Sections 4.1 and 4.2 above only if the Board determines in its sole discretion that such action is in the best interests of the Company.
5.STOCK CERTIFICATES
Section 5.1No stock certificates evidencing the Restricted Stock shall be issued by Lumen until the lapse of restrictions under the terms hereof. Instead, ownership of the Restricted Stock shall be evidenced by a book entry with the applicable restrictions reflected. Upon the lapse of restrictions on shares of Restricted Stock, Lumen shall issue the vested shares of Restricted Stock (either through book-entry issuances or delivery of a stock certificate) in the name of the Award Recipient or his nominee within 30 days, subject to the other terms and conditions hereof. Upon receipt of any such vested shares, the Award Recipient is free to hold or dispose of such shares, subject to (a) applicable securities laws, (b) Lumen’s insider trading policy, and (c) any Lumen stock ownership guidelines then in effect for outside directors.
6.MISCELLANEOUS
Section 6.1Anything in this Agreement to the contrary notwithstanding, if, at any time prior to the vesting of the Restricted Stock in accordance with Section 1 or 2 hereof, Lumen further determines, in its sole discretion, that the listing, registration, or qualification (or any updating of any such document) of the shares of Common Stock issuable pursuant hereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or
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that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such shares of Common Stock shall not be issued, in whole or in part, or the restrictions thereon removed, unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to Lumen. Lumen agrees to use commercially-reasonable efforts to issue all shares of Common Stock issuable hereunder on the terms provided herein.
Section 6.2Nothing in this Agreement shall confer upon the Award Recipient any right to continue to serve on the Board, or to interfere in any way with the right of the Company to remove the Award Recipient as a director at any time.
Section 6.3Upon being duly executed and delivered by Lumen and the Award Recipient, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives, and successors. Without limiting the generality of the foregoing, whenever the term “Award Recipient” is used in any provision of this Agreement under circumstances where the provision appropriately applies to the heirs, executors, administrators, or legal representatives to whom this award may be transferred by will or by the laws of descent and distribution, the term “Award Recipient” shall be deemed to include such person or persons.
Section 6.4The shares of Restricted Stock granted hereby are subject to the terms, conditions, restrictions, and other provisions of the Plan as fully as if all such provisions were set forth in their entirety in this Agreement. If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control. The Award Recipient acknowledges receipt from Lumen or its third-party Plan Administrator of a copy of the Plan and a prospectus summarizing the Plan, and further acknowledges that the Award Recipient was advised to review such materials prior to entering into this Agreement. The Award Recipient waives the right to claim that the provisions of the Plan are not binding upon the Award Recipient and the Award Recipient’s heirs, executors, administrators, legal representatives, and successors.
Section 6.5Should any party hereto retain counsel for the purpose of enforcing, or preventing the breach of, any provision hereof, including, but not limited to, the institution of any action or proceeding in court to enforce any provision hereof, to enjoin a breach of any provision of this Agreement, to obtain specific performance of any provision of this Agreement, to obtain monetary or liquidated damages for failure to perform any provision of this Agreement, or for a declaration of such parties’ rights or obligations hereunder, or for any other judicial remedy, then the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, attorneys’ fees (including costs of appeal).
Section 6.6This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.
Section 6.7If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal, or unenforceable in any respect as written, the Award Recipient and Lumen intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal, or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.
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Section 6.8The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein. This Agreement may not, without the Award Recipient’s consent, be amended or modified so as to materially adversely affect the Award Recipient’s rights under this Agreement, except (a) as provided in the Plan, as it may be amended from time to time in the manner provided therein, or (b) by a written document signed by each of the parties hereto. Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the execution of the Agreement shall be void and ineffective for all purposes.
7.ELECTRONIC DELIVERY AND EXECUTION OF DOCUMENTS
Section 7.1The Company may, in its sole discretion, deliver any documents related to the Award Recipient’s current or future participation in the Plan or any other equity compensation plan of the Company by electronic means or request Award Recipient’s consent to the terms of an award by electronic means. The plan documents may, but do not necessarily, include: the Plan, any grant notice, this Agreement, the Plan prospectus, and any reports of Lumen provided generally to Lumen’s shareholders. In addition, the Award Recipient may deliver by electronic means any grant notice or award agreement to the Company or to such third party involved in administering the applicable plan as the Company may designate from time to time. Such means of electronic delivery may include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the applicable plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company. By accepting the terms of this Agreement, the Award Recipient also hereby consents to participate in such plans and to execute agreements setting the terms of participation through an on-line or electronic system as described herein.
Section 7.2The Award Recipient acknowledges that the Award Recipient has read Section 7.1 of this Agreement and consents to the electronic delivery and electronic execution of plan documents as described in Section 7.1. The Award Recipient acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Award Recipient by contacting the Company by telephone or in writing. The Award Recipient further acknowledges that the Award Recipient will be provided with a paper copy of any documents if the attempted electronic delivery of such documents to the Award Recipient fails. Similarly, the Award Recipient understands that the Award Recipient must provide the Company or any designated third-party administrator with a paper copy of any documents if the attempted electronic delivery of such documents by the Award Recipient fails. The Award Recipient may revoke his or her consent to the electronic delivery and execution of documents described in Section 7.1 or may change the electronic mail address to which such documents are to be delivered (if Award Recipient has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Award Recipient understands that he or she is not required to consent to electronic delivery or execution of documents described in Section 7.1.
8.DATA PRIVACY
Section 8.1As a condition to his or her participation in the Plan, the Award Recipient consents to the collection, use, and transfer of personal data as described in this paragraph. The Award Recipient understands that the Company holds certain personal information about the Award Recipient, including his or her name, home address and telephone number, date of birth, social security number or identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested, or outstanding in the Award Recipient’s
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favor, for the purpose of managing and administering the Plan (“Data”). The Award Recipient further understands that Lumen or its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Award Recipient’s participation in the Plan, and that Lumen and any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan. The Award Recipient understands that these recipients may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Award Recipient’s country. The Award Recipient authorizes them to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing the Award Recipient’s participation in the Plan, including any requisite transfer to a broker or other third party with whom the Award Recipient may elect to deposit any amounts received pursuant to the Plan and this Agreement, such Data as may be required for the administration of the Plan. The Award Recipient understands that he or she may, at any time, view Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting his or her human resources representative. The Award Recipient further understands that this consent is purely voluntary, and will not affect the Award Recipient’s employment or career with the Company, although it may affect the Award Recipient’s ability to participate in the Plan.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the day and year first above written.
Lumen Technologies, Inc.

By:

Award Recipient: [________]

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